AGREEMENT

This Agreement (the "Agreement") is made as of the 9th day of April 2011 by and among Hutech21 Co. Ltd., a British Virgin Island corporation ("Hutech21"), Chengkai Logistics Co Ltd., a corporation organized under the laws of the People’s Republic of China (“Chengkai”), and Ms. Wanwen Su, an individual citizen of the People’s Republic of China (“Buyer”).

RECITALS

A.              Hutech21 and Chengkai currently have total assets of $3,717,512 and total liabilities of $2,467,745 (collectively "Chengkai Assets and Liabilities"), in accordance with the audited financial information for the year ended December 31, 2010, which was disclosed in Hutech21's annual report on Form 10K filed with Securities and Exchange Commission on April 15, 2011.

B.              For valuable consideration and upon the terms and conditions set forth herein, Hutech21 desires to sell and transfer and Buyer desires to purchase and acquire Chengkai Assets and Liabilities.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

AGREEMENT

1.     Purchase and Sale of Chengkai Assets and Liabilities. Subject to the terms and conditions hereof, Hutech21 will transfer to Buyer, and Buyer will acquire from Hutech21 and Chengkai Chengkai Assets and Liabilities in exchange for the payment of good and valuable consideration of not less than One Hundred dollars ($100.00) (the "Purchase Price").

2.     Delivery of the Purchase Price. At the Closing, Buyer shall deliver to Hutech21 good and valuable consideration of not less than One Hundred dollars ($100.00).

3.     Delivery. At the Closing, Hutech21 and Chengkai shall deliver to Buyer all applicable documents representing all Chengkai Assets and Liabilities and such documents shall be properly endorsed for transfer.

4.     Representations and Warranties of Hutech21. Hutech21 and Chengkai hereby represent and warrant to Buyer as follows:

4.1            Corporate Organization and Authority. Hutech21 is a corporation duly organized, validly existing, authorized to exercise all of its corporate powers, rights and privileges, and in good standing in the British Virgin Island. Hutech21 has the full power and authority to enter into and to perform this Agreement in accordance with its terms, and the execution, delivery and performance of this Agreement by Hutech21 have been duly authorized by all necessary corporate action on the part of Hutech21. Neither the execution nor delivery of this Agreement nor compliance by Hutech21 with its obligations under the terms of this Agreement will (i) conflict with the certificate of incorporation or by-laws of Hutech21, any rule, regulation, statute or order of any governmental body or court applicable to it or its property or to any agreement or instrument to which it is a party or by which it is bound, or (ii) result in the creation of any liens upon any of the Chengkai Assets to be transferred pursuant to this Agreement.

4.2            No consent or approval of any third party is required with respect to the actions to be taken hereunder by Hutech21.

4.3            Title to Chengkai Assets and Liabilities. Hutech21 owns beneficially and of record, free and clear of any lien, option or other encumbrance, and has full power and authority to convey, free and clear of any lien or encumbrance, total assets of $3,717,512 and upon delivery of the Purchase Price for such Assets as provided in this Agreement, Hutech21 will convey to Buyer or at her direction to others, good and valid title thereto, free and clear of any lien or other encumbrance. In addition, Hutech21 will assign to Buyer or her nominee the debt of $2,467,745 owed by Hutech21.

5.     Representations and Warranties of Buyer. Buyer represents and warrants to Hutech21 as follows:

5.1 Authorization. This Agreement, when executed and delivered by Buyer, will constitute a valid and legally binding obligation of the Buyer, enforceable in accordance with its terms, except as may be limited to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or involving creditors' rights.

5.2 Disclosure. Buyer is a former officer and director of Hutech21 and is fully informed of and aware of the structure and status of the corporation in which she is acquiring an interest as represented by Chengkai Assets and Liabilities, Buyer is fully informed and aware of the status of the assets, debts and condition and acknowledges that she is purchasing Chengkai Assets and Liabilities in its current condition and without further warranties from Hutech21.

5.3 Authority to Execute and Perform Agreement. Buyer has the full legal right and power and all authority and approvals. If any, required to enter into, execute and deliver this Agreement and to perform fully Buyers’ obligations hereunder. The execution and delivery by Buyer of this Agreement and the performance by Buyer of this Agreement in accordance with its terms and conditions will not (i) require the approval or consent of any federal, state, local or other governmental or regulatory body or the approval or consent of any other person; (ii) conflict with or result in any breach or violation of any of the terms and conditions of, (or with notice or lapse of time or both, conflict with or result in any breach or violation of any of the terms and conditions of) any judgment or decree applicable to her or any instrument, contract or other agreement to which Buyer is a party.

  Miscellaneous.

6.1 Governing Law. This Agreement shall be governed in all respects by the laws of the British Virgin Island.

6.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby.

6.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of and be binding upon the successors, assigns, heirs, executors, administrators of the parties hereto and all subsequent holders of Chengkai Assets and Liabilities.

6.4 Entire Agreement; Amendment. This Agreement and the other documents and agreements delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. This Agreement may only be amended in writing signed by the Buyer and the holders of a majority of the outstanding shares of Hutech21 hereunder.

6.5 Notices. Except as otherwise provided all notices and other communications require or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, addressed to their respective addresses as provided by Buyer and Hutech21 or to such other address as each may have furnished to the others in writing.

6.6 Expenses. Whether or not the transactions contemplated hereby are consummated, each party shall pay its own expenses in connection with the transaction.

6.7 Waiver of Breach or Default. Neither Buyer nor Hutech21 shall waive any right, power or remedy accruing hereunder unless such waiver is in writing signed by the party to be charged. The waiver of any breach or default hereunder shall not constitute the waiver of any other breach or default. All remedies under this Agreement or by law or otherwise afforded to Buyer or Hutech21 shall be cumulative and not alternative.

6.8 Legal Fees. The prevailing party in any legal action or arbitration proceeding brought by one party against the other shall be entitled, in addition to any other rights and remedies, to reimbursement for its expenses incurred thereby, including court costs and reasonable attorney's fees.

6.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.

HUTECH21 CO., LTD.

By: Taehoan Park

Taehoan Park

Director and Majority Shareholder

CHENGKAI LOGISTICS CO LTD.

By: WANWEN SU

WANWEN SU

Director

BUYER:

WANWEN SU

Signed: Wanwen Su

Wanwen Su

Individual